EXHIBIT 5.1

                               OPINION OF COUNSEL

                                 March 17, 1997



Accom, Inc.
1490 O'Brien Drive
Menlo Park, CA 94025

         Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 18, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 500,000 shares of your Common Stock (the "Shares") reserved for issuance under the 1997 Non-Executive Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement that accompanies each grant under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                    Sincerely,

                                    VENTURE LAW GROUP
                                    A Professional Corporation

                                    /s/ Venture Law Group


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